Exhibit 10.19

TENTH AMENDMENT TO LEASE

THIS TENTH AMENDMENT TO LEASE (this "Tenth Amendment") is made as of October 8, 2021, by and between ARE-SEATTLE NO. 38, LLC, a Delaware limited liability company ("Landlord"), and BIOLIFE SOLUTIONS, INC., a Delaware corporation ("Tenant").

RECITALS

A.        Landlord and Tenant are parties to that certain Lease dated as of July 24, 2007, as amended by that certain First Amendment to Lease dated November 4, 2008, Second Amendment to Lease dated March 2, 2012, Third Amendment to Lease dated June 15, 2012, Fourth Amendment to Lease dated November 26, 2012, Fifth Amendment to Lease dated August 19, 2014, Sixth Amendment to Lease dated March 3, 2017, Seventh Amendment to Lease dated December 4, 2018, Eighth Amendment to Lease dated November 1, 2019, and Ninth Amendment to Lease dated November 12, 2020 (collectively, the "Lease") wherein Landlord leases to Tenant certain premises commonly known as Suites 105 and 305 in Building 3301 and Suite 310 in Building 3303, containing approximately 32,106 rentable square feet (collectively, the "Existing Premises") located at 3301 and 3303 Monte Villa Parkway, Bothell, Washington, as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.        Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the size of the Existing Premises to include certain space commonly known as Suite 360, containing approximately 8,342 rentable square feet, located on Level 3 of the building located at 3303 Monte Villa Parkway, Bothell, Washington (the "3303 Building"), as more particularly shown on Exhibit A attached hereto (the "Expansion Premises") and (ii) temporarily lease to Tenant certain space commonly known as Suite 330, containing approximately 4,660 rentable square feet, located on Level 3 of the 3303 Building, as more particularly shown on Exhibit B attached hereto (the "Temporary Premises").

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Expansion Premises.    In addition to the Existing Premises, commencing on the Expansion Premises Delivery Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises.

2.

Delivery.    The "Expansion Premises Delivery Date" shall be one (1) business day after the mutual execution of this Tenth Amendment by the parties. Landlord shall deliver the Expansion Premises to Tenant on the Expansion Premises Delivery Date. The "Expansion Premises Commencement Date" shall be the earlier of (i) April 1, 2022 and (ii) the date upon which the Premises Improvements (as defined in Section 3 below) are substantially completed. The "Expansion Premises Rent Commencement Date" shall be the date that is 6 months following the Expansion Premises Commencement Date.

Except as otherwise expressly set forth in this Tenth Amendment or the Lease: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Delivery Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant's taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

For the period of 365 consecutive days after the Expansion Premises Delivery Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the 3303 Building systems, unless Tenant or any of Tenant's Agents was responsible for the cause of such repair, in which case Tenant shall pay the cost. For the avoidance of doubt, Landlord's obligations under the prior sentence shall apply to such repairs which Tenant notifies Landlord of in writing during such 365 period, even if the repair then occurs after the expiration of such 365 day period.

Except as otherwise expressly set forth in this Tenth Amendment, Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the permitted use under the Lease.

3.	Tenant Improvement Allowance. Landlord shall make available to Tenant a tenant improvement allowance in the amount of $50.00 per rentable square foot of the Expansion Premises (the "Improvement Allowance"), for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in the Demised Premises (the "Premises Improvements"), which Premises Improvements shall be constructed pursuant to a scope of work reasonably acceptable to Landlord and Tenant. The Improvement Allowance shall be available only for the design and construction of the Premises Improvements. Tenant acknowledges that upon the expiration of the Term of the Lease, the Premises Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Improvement Allowance, Tenant shall be solely responsible for all of the costs of the Premises Improvements. The Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 9.3 of the original Lease. The contractor for the Premises Improvements shall be selected by Tenant, subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant's contractors, and certificates of insurance from any contractor performing any part of the Premises Improvements evidencing industry standard commercial general liability, automotive liability, "builder's risk", and workers' compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord's lender (if any) as additional insureds for the general contractor's liability coverages required above.

During the course of design and construction of the Premises Improvements, Landlord shall disburse payments of the Improvement Allowance to Tenant once a month against a draw request on Landlord's standard form, containing evidence of payment of such work performed and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month's progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord's approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Premises Improvements (and prior to any final disbursement of the Improvement Allowance), Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work and final, unconditional lien waivers from all such contractors and subcontractors, (ii) "as-built" plans for the Premises Improvements and (iii) a certification of substantial completion in Form AIA G704. Notwithstanding the foregoing, if the cost of the Premises Improvements exceeds the Improvement Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Improvement Allowance. The Improvement Allowance shall only be available for use by Tenant for the construction of the Premises Improvements commencing on the date of this Tenth Amendment through the date occurring twelve (12) months after the date of this Tenth Amendment (the "Outside Improvement Allowance Date"). Any portion of the Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Improvement Allowance Date shall be forfeited and shall not be available for use by Tenant.

4.	Demised Premises. As of the Expansion Premises Delivery Date, (i) the defined term "Demised Premises" shall mean the Office Expansion Premises, the Clean Room Premises, the Production Expansion Premises, the Cleanroom Support Premises, the Second Office Expansion Premises, the Cold Room Premises, the Server Expansion Premises and the Expansion Premises, and (ii) the total rentable area of the Demised Premises shall be 40,375 rentable square feet.

As of the Expansion Premises Delivery Date, Exhibit C.9 shall be added to the Lease, which shall depict the Expansion Premises as shown on Exhibit A attached to this Tenth Amendment.

5.	Basic Annual Rent. Commencing on the Expansion Premises Rent Commencement Date, Tenant shall pay Basic Annual Rent for the Expansion Premises as set forth on Exhibit C attached hereto. For the avoidance of doubt, Tenant shall commence paying Operating Expenses, Taxes and all other amounts due under the Lease with respect to the Expansion Premises on the Expansion Premises Commencement Date.

6.	Tenant's Proportionate Share. Notwithstanding anything to the contrary in the Lease, commencing on the Expansion Premises Delivery Date, Tenant's Proportionate Share shall be 14.27%.

7.	Term. The Term of the Lease with respect to the Expansion Premises shall expire concurrently with the expiration of the Term of the Lease with respect to the Existing Premises. The expiration of the Term of the Lease with respect to the Existing Premises is currently scheduled for July 31, 2031 (the "Expiration Date").

8.	Parking. In addition to the number of parking spaces Tenant is entitled to use under the Lease, as of the Expansion Premises Commencement Date, Tenant shall have the right to use an additional 13 number of parking spaces, subject to Section 1.3 of the original Lease, for a total of 61 parking spaces.

9.	Temporary Premises. Commencing on the Expansion Premises Delivery Date and continuing until the earlier of (i) the date that Tenant surrenders the Temporary Premises to Landlord in accordance with surrender requirements and in the condition required with respect to the Existing Premises pursuant to the Lease (which shall be upon no less than 30 days' prior written notice to Landlord) or (ii) the date the Lease expires or is earlier terminated ("Temporary Premises Term"), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Temporary Premises. Tenant acknowledges and agrees that all of the terms and conditions of the Lease shall apply to the leasing of the Temporary Premises as if the Temporary Premises were the Demised Premises, except that: (a) the term of this Lease with respect to the Temporary Premises shall be as set forth in the first sentence of this Section 9, (b) Tenant shall pay Basic Annual Rent with respect to the Temporary Premises in the amount of $28.00 per rentable square foot of the Temporary Premises per year, subject to annual increases of 3% upon each anniversary of the Expansion Premises Delivery Date, during the Temporary Premises Term, (c) Tenant shall pay Tenant's Proportionate Share with respect to the Temporary Premises (which shall be equal to 1.63%), (d) Landlord shall not be required to make any improvements to the Temporary Premises and Tenant shall accept the Temporary Premises in its "as is" condition, (e) Tenant shall have no right, nor shall Tenant be required, to make any Alterations or improvements to the Temporary Premises, (f) no additional Security Deposit shall be required for the Temporary Premises and (g) Tenant shall have the right, subject to the terms of Section 1.3 of the original Lease, to use its pro rata share of parking spaces with respect to the Temporary Premises (which as of the Expansion Premises Commencement Date shall be 7 spaces).

10.	Signage. Landlord agrees that if, after the date of this Tenth Amendment, a third-party tenant leases space in the 3303 Building which is equal to or less than the rentable square footage of the Premises and such third-party tenant is granted the right to install exterior signage on the 3303 Building, then Tenant shall also be granted the option, at Tenant's cost, to install exterior signage on the 3303 Building of a size at least substantially equal to the signage provided to such other third-party tenant (the "Building Sign"). Notwithstanding the foregoing, Tenant acknowledges and agrees that any such Building Sign, including without limitation, the size, color, location and type, shall be subject to Landlord's prior written approval (which shall not be unreasonably withheld) and shall be consistent with Landlord's signage program at the Project and applicable Legal Requirements. Tenant shall be responsible, at Tenant's sole cost and expense, for the fabrication, installation and maintenance of any such Building Sign, for the removal of any such Building Sign at the expiration or earlier termination of the Lease and for the repair of all damage resulting from such removal.

11.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, "Broker") in connection with the transaction reflected in this Tenth Amendment and that no Broker brought about this transaction other than Flinn Ferguson Cresa. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than other than Flinn Ferguson Cresa, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Tenth Amendment. Landlord shall be responsible for all commissions due to Flinn Ferguson Cresa arising out of the execution of this Tenth Amendment in accordance with the terms of a separate agreement between Landlord and Flinn Ferguson Cresa.

12.	OFAC. Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control ("OFAC") of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the "OFAC Rules"), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

13.	Miscellaneous.

a. This Tenth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. Reference to the Lease in this Tenth Amendment shall mean the Lease as amended by this Tenth Amendment. This Tenth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. Once executed by both parties, this Tenth Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

c. This Tenth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Tenth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d. Except as amended and/or modified by this Tenth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Tenth Amendment. In the event of any conflict between the provisions of this Tenth Amendment and the provisions of the Lease, the provisions of this Tenth Amendment shall prevail. Whether or not specifically amended by this Tenth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Tenth Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Tenth Amendment as of the day and year first above written.

TENANT:

BIOLIFE SOLUTIONS, INC.,
a Delaware corporation

By: /s/ Michael P Rice
Its: MW

LANDLORD:

ARE-SEATTLE NO. 38, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
its managing member

By:	ARE-QRS CORP:,
a Maryland corporation
Its general partner

By: /s/ Gary Dean
Its: Executive VP Real Estate Legal Affairs

EXHIBIT A

EXPANSION PREMISES

A-1

EXHIBITS

TEMPORARY PREMISES

A-1

EXHIBIT C

RENT SCHEDULE

Date Range	Base Rent Excalation	RSF	Base Rent	Monthly Basic Annual Rent	Basic Annual Rent

Expansion Premises Commencement Date
7/31/2022	3%	8,342	$28.00	$19,464.67	$233,576.00
8/01/2022-7/31/2023	3%	8,342	$28.84	$20,048.61	$240,583.28
8/01/2023-7/31/2024	3%	8,342	$29.71	$20,650.06	$247,800.78
8/0l/2024-7/31/2025	3%	8,342	$30.60	$21,269.57	$255,234.80
8/0l/2025-7/31/2026	3%	8,342	$31.51	$21,907.65	$262,891.85
8/0l/2026-7/31/2027	3%	8,342	$32.46	$22,564.88	$270,778.60
8/0l/2027-7/31/2028	3%	8,342	$33.43	$23,241.83	$278,901.96
8/01/2028-7/31/2029	3%	8,342	$34.44	$23,939.08	$287,269.02
8/01/2029-7/31/2030	3%	8,342	$35.47	$24,657.26	$295,887.09
8/01/2030-7/31/2031	3%	8,342	$36.53	$25,396.98	$304,763.70

**Note: Basic Annual Rent shall be abated for the first 6 months immediately following the Expansion Premises Commencement Date.

A-1